Exhibit 23.2
INDEPENDENT AUTIORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Washington Scientific Industries, Inc. on Form S-8 of our report dated November 22, 1994 appearing in the Annual Report on Form 10-K of Washington Scientific Industries, Inc. for the year ended August 28, 1994.


/s/ Deloitte & Touche LLP

Minneapolis Minnesota
April 6, 1995